EXHIBIT 10.5

AGREEMENT COVER SHEET

A. Project Title	Research of Process of Pure Hydrogen Production From the Flame of Combustion of Hydrocarbons

B. Recipient Contact Information	
Institution	NSC "Kharkiv Institute of Physics and Techniques"
Project Director Name	Glazunov, Gennadiy Petrovych
Address Line 1	1, Akademichna St,
City/State/Country/Postal Code	Kharkiv, Ukraine, 61108
Telephone	+38 057 335 65 71
Fax	+38 057 335 26 64
E-Mail	glazunov@ipp.kharkov.ua

AGREEMENT INFORMATION

C. CRDF Agreement #	UKP1-30036-KK-13	**G. Sponsor**	Amazonica, Corp., d.b.a. Euro American Hydrogen Corp.
D. Duration	October 1, 2013 – September 30, 2015	**H. Funding Agreement**	Agreement for CRDF Solutions Focus Services
E. Agreement Amount	$200,000.00	**I. CFDA Number**	N/A
F. CRDF Program	Grant Assistance Program/FOCUS		

AGREEMENT CONTACT INFORMATION

	CRDF Agreement Officer	**Sponsor Technical Representative**
Name/Title	Fomin, Oleksiy	Soursos, Michael
Institution	U.S. CRDF[1] Representative Office in Ukraine4	Amazonica, Corp.. d.b.a. Euro American
Address Line 1	Bogomoltsa Str., 134	187E. Warm Springs Rd. Suite B160
City/State/Zip	Ukraine, Kyiv 01024	Las vegas, NV 89119, USA
Telephone	+380-44-253-45-77	702-297-6776
Fax	+380-44-253-45-77	702-664-0463
E-mail	ofomin@crdfglobal.org	msoursos@yahoo.com

The US Civilian Research & Development Foundation, a nonprofit corporation established under the laws of the Commonwealth of Virginia, USA ("CRDF") seeks to promote international scientific and technical collaboration. To further this objective, CRDF hereby awards on behalf of the Sponsor, this Agreement to the Institution identified in section B above. By signature of their authorized representatives below, CRDF and Recipient (the "Parties") make and enter into this Agreement ("Agreement") as of the date of Execution of this Agreement by all Parties. Recipient agrees to conduct activities in accordance with the following, each of which, together with matter referenced therein and all Amendments, is incorporated in and forms an integral part of the Agreement:

Agreement Cover Sheet	**Attachment A: Project Description**	**Attachment D: CRDF Standard Provisions**
Basic Agreement Terms	**Attachment B: Budget**	**Attachment E: Sponsor Conditions & Exceptions**
	Attachment C: Invoicing and Payment	**Proposal (incorporated by reference)**

The Agreement is the Parties' exclusive and entire agreement, superseding all other agreements, promises and representations, whether written or oral. Persons signing below certify that they have legal authority to bind the respective Parties and they have completed all formalities and other actions required by their By-Laws and Articles of Incorporation, and all applicable laws, to authorize Agreement execution and performance. Failure to return a signed copy of this Agreement within sixty (60) days of issuance may result in the offer of award being withdrawn. Such decision shall be solely at the discretion of CRDF.

Authorized Recipient Signature	**Typed Name/Title**	**Date**
[signature]	Neklyudov I. M. General Director KIPT	
CRDF Signature	**Typed Name/Title**	**Date**
	Matt Aptaker Assoc. Director, GLOBAL	10/1/13

[1] CRDF Global and CRDF are the legally registered tradenames of the U.S. Civilian Research & Development Foundation and may be used interchangeably throughout this Agreement.

BASIC AGREEMENT TERMS

1.
Program Description.  The purpose of the Agreement is to support the activities described in the Recipient’s Agreement with the Sponsor, hereby incorporated by reference and summarized in Attachment A: Program Description (hereafter referred to as “Project”). Recipient agrees to use all Project Support only for such activities.

2.
Project Support.  Project Support may include any one or more of the following types of assistance, without limitation, as set forth in the Project or as otherwise subsequently agreed by CRDF or the Sponsor: [a] individual support payments paid directly to Project Personnel, [b] equipment, materials, supplies and/or services purchased by CRDF on behalf of the Recipient, [c] travel-related direct payments to individual Project Personnel or to vendors on their behalf; and [d] direct transfers of funds to institutional accounts for project-related expenses.

3.
Agreement Period.  Unless otherwise specified in the Agreement Cover Sheet, the Agreement Period commences upon date of execution of the Agreement by all parties and terminates on the expiration of the duration specified in the Agreement Cover Sheet.

4.
Budget.  Recipient agrees to comply strictly with the Budget set forth in Attachment B (hereafterreferred to as “Budget”). The Budget includes line items for all types of Project support. Costs of Project support not expressly specified in the Budget, or in excess of line items therein, are not eligible costs and may not be charged to the Project unless subsequently approved in writing by CRDF.

5.
Eligible Costs.  Recipient may use Project Support only for Recipient’s verifiable, reasonable, allocable and allowable direct costs necessary for performance of the activities specified in the Project and consistent with the direction of the Sponsor. All such costs must comply with the terms and conditions of the Agreement and must be incurred and expended in the Agreement Period. In incurring costs, as in other matters relating to implementation, Recipient is expected to exercise prudent management and tomake sound administrative judgments under the circumstances prevailing at the time a decision is made. Documentation supporting expenditures and other actions in implementing the Agreement must be made in advance of the action, be consistent with the Recipient’s established policies and procedures, comply with the terms of this Agreement and current CRDF policies and procedures, and reflect appropriate approvals within the organization.

6.
Project Funds.  Funds for Project Support have been provided by the Sponsor identified in the Agreement Cover Sheet. The amount and distribution of these funds, including schedule of disbursements and allowability of costs, are determined solely by the Sponsor. CRDF’s aggregate liability arising out of or relating to the Agreement, regardless of the type(s) and mix of Project support involved, may not under any circumstances exceed the Project Support Amount. Recipient is solely responsible for any overruns.

7.
Reports. Recipient may be required to submit technical and financial reports in a format to be provided by CRDF or the Sponsor. Reports shall be submitted electronically in accordance with the schedule specified herein to the attention of the Agreement Officer.

Apart from the aforementioned reports, the Recipient shall provide such reports as may be required by the Sponsor to detail project progress and results.

FOCUS Project Agreement	September 27, 2013	Page 2 of 16

8.
Tax Responsibility. Neither CRDF, not the Sponsor is not responsible for any taxes associated with disbursements and other assistance in the scope of this Agreement received by the Recipient. It is recommended that the Recipient contact their tax advisor for advice on any tax implication associated with such receipt of assistance and funds.

9.	Project Personnel. The following Project Director(s) and/or other staff (“Project Personnel”) are deemed essential to successful implementation of the activities specified in the Project:

Participant's Name	Institute Name	Job Title

Glazunov, Gennadiy Petrovych	NSC KIPT	senior scientist
Maznichenko, Sergiy Mykhaylovych	NSC KIPT	deputy head of department
Konotops'kyi, Oleksiy Leonidovych	NSC KIPT	sci.res.
Bondarenko, Mykhaylo Mykolayovych	NSC KIPT	sci.res.
Svinarenko, Olexandr Petrovych	NSC KIPT	sci.res.
Lutchenko, Evgen Valentynovych	NSC KIPT	laboratory assistant
Vynogradov, Dmytro Volodymirovych	NSC KIPT	sci.res.
Pylypenko, Mykola Mykolayovych	NSC KIPT	head of laboratory

These individuals may not be replaced without prior written approval of CRDF and the Sponsor.

The Project Director is responsible for overseeing the technical work to be performed under the Project; for providing technical leadership; for preparing and submitting payment requests and required reportsin accordance with Sponsor and CRDF guidelines as well as the policies of his/her respective institution; for ensuring that activities are coordinated with his institution, Project Personnel, and the Sponsor; and for managing the Project in compliance with terms of this Agreement.

10.	Notification of Certain Events. Recipient shall notify the Sponsor and CRDF, in writing, of the occurrence of any of the following events:

A.  Any significant change in the methodology or procedures being used in the Project from those discussed in the proposal;
B. Any significant or major findings, breakthroughs, or events of unusual interest;
C.  Any problems, delays or adverse conditions that will materially affect the Project, its objectives or time schedules and actions being taken to address them,
D.  Any changes in key personnel or their status on the Project; and
E.  Any change in a Project Director’s institution, mailing address, telephone or fax numbers, or e- mail address;
F.  Any change in or absence of a Project rector or project key personnel for a period longer than thirty (30) days;
G.  Any change in Project Personnel’s level of effort devoted to the Project; H.  Any significant change in the Project objectives or scope;

All changes in Project Personnel, budget reallocation requests (per subparagraph (I) above), and/or changes in Project objectives or scope are subject to Sponsor and CRDF approval.

FOCUS Project Agreement	September 27, 2013	Page 3 of 16

11.	Notices. Unless otherwise approved by CRDF on a case-by-case basis, all notices in connection with the Agreement shall be made in writing to the Agreement Officer specified on the Cover Sheet.

12.
Authority of CRDF Agreement Officer.  The assigned Agreement Officer maintains the sole authority to interpret, modify or amend any provision of this Agreement. All financial, administrative and contractual issues should be addressed to the Agreement Officer. CRDF reserves the right to assign a new Agreement Officer at any time over the course of the award through written notification to Recipient.  All technical oversight of the Project is the sole responsibility of the assigned Sponsor Technical Representative, identified in the Agreement Cover Sheet.

FOCUS Project Agreement	September 27, 2013	Page 4 of 16

ATTACHMENT A:
PROJECT DESCRIPTION

Super pure hydrogen is required in chemical, electronic and others industries, as well as for carrying out different scientific investigations in many plasma devices, in particular, for solving problems of controlled thermonuclear synthesis. Super pure hydrogen (purity higher than 99. 999 % vol.) producing is the actual task of the technological process of hydrogen production. Most of current methods of generating ultra pure hydrogen consist of two main steps of the technological process: producing low-purity technical hydrogen and its purification. The essential power inputs are required for both steps. Then produced pure hydrogen can be either used by consumers or accumulated in storage devices, or compressed in balloons.

We  had  suggested  the  method  of  hydrogen  production  (purity  is  higher  than  99.999%)  which requires only one step of the process of generating super pure hydrogen (Patent of Ukraine # 86884, Bull. #10, 2009). It is generated by means of placing the diffusion-catalytic membrane into the flame of combustion of hydrocarbons. The membrane serves to separate the volume of hydrocarbon combustion from that of pure hydrogen accumulation. Implementation of this technology allows producing super pure hydrogen simultaneously with combusting hydrocarbon materials, e.g. while water heating. As a result ofusing laboratory model (hydrogen capacity of about 1 Ncm3/s), the possibility of implementing the technology mentioned above while combusting ethyl alcohol, gas (butane) and benzene was revealed.

The main distinction of the suggested method is that it consists of only one step of the technological process producing super pure hydrogen. The method generates super pure hydrogen simultaneously with combustion of inflammables (hydrocarbon materials), e.g., while water heating. As a result, the power inputs for maintain necessary parameters for hydrogen producing process are saved and the need for a purification procedure is eliminated. The suggested method could be applied in hydrogen energy, chemical, electronic and fuel cells industries as well as in scientific research, in particular, for solving problems of controlled thermonuclear fusion, in many plasma devices. Evidently, it is profitable to introduce this method into the plants where large volumes of hydrocarbon materials (fuels) are used, e.g. in boiler-rooms or other devices. Consumption of fuel for hydrogen production will be negligible compared to that for fulfillment of main functions. To implement all the above it is necessary to investigate in detail the processes running both on thediffusion-catalytic membrane surfaces and within the membrane, to study life time of the membrane under conditions of its long-term exposure to the flame, to create work model of super pure hydrogen generator with hydrogen storage, e.g., with the use of intermetallides. We intend to solve all these problems within the framework of this project.

As a result of the project implementation the process of hydrogen penetration through diffusion-catalytic membranes on the basis of Pd and Ni from the flame zone of hydrocarbons combustion (such characteristics as hydrogen permeation rate and energy activation values will be obtained) will be investigated. The life time of the diffusion membrane material under conditions of its long-term exposure to the flame will be investigated as well. The work model of super pure hydrogen generator with its accumulation will be created; its work will be researched. On the basis of the obtained results the analysis of the possibility to develop industry technology and devices to produce and accumulate large amount of super pure hydrogen from the flame of combustion of hydrocarbons will be made. The reports, patents and scientific papers will be presented.

FOCUS Project Agreement	September 27, 2013	Page 5 of 16

ATTACHMENT B:
BUDGET

UKP1-30036-KK-13
FOCUS Project Budget and Schedule of Payments

	Quarter 1 - October	Quarter 2 - January	Quarter 3 - April	Quarter 4 - July	Quarter 5 - October	Quarter 6 - January	Quarter 7 - April	Quarter 8 - July
Individual Financial Support (IFS)	2013	2014	2014	2014	2014	2015	2015	2015	TOTAL

Glazunov Gennadiy Petrovych	$3 780,00	$3780,00	$3 780,00	$3 780,00	$3 780,00	$3 780,00	$3 780,00	$3 780,00	$30 240,00
Maznichenko Sergiy Mykhaylovych	$1 330,00	$1330,00	$1 330,00	$1 330,00	$1 330,00	$1 330,00	$1 330,00	$1 330,00	$10 640,00
Konotops'kyi Oleksiy Leonidovych	$1 330,00	$1330,00	$1 330,00	$1 330,00	$1 330,00	$1 330,00	$1 330,00	$1 330,00	$10 640,00
Bondarenko Mykhaylo Mykolayovych	$1 050,00	$1050,00	$1 050,00	$1 050,00	$1 050,00	$1 050,00	$1 050,00	$1 050,00	$8 400,00
Svinarenko Olexandr Petrovich	$1 330,00	$1330,00	$1 330,00	$1 330,00	$1 330,00	$1 330,00	$1 330,00	$1 330,00	$10 640,00
Lutchenko Evgen Valentynovych	$875,00	$875,00	$875,00	$875,00	$875,00	$875,00	$875,00	$875,00	$7 000,00
Vynogradov Dmytro Volodymirovich	$1 050,00	$1050,00	$1 050,00	$1 050,00	$1 050,00	$1 050,00	$1 050,00	$1 050,00	$8 400,00
Pylypenko Mykola Mykolayovych	$1 000,00	$1000,00	$1 000,00	$1 000,00	$1 000,00	$1 000,00	$1 000,00	$1 000,00	$8 000,00
									$-
SUBTOTAL - IFS	$11 745,00	$11 745,00	$11 745,00	$11 745,00	$11 745,00	$11 745,00	$11 745,00	$11 745,00	$93 960,00

	Quarter 1 - October	Quarter 2 - January	Quarter 3 - April	Quarter 4 - July	Quarter 5 - October	Quarter 6 - January	Quarter 7 - April	Quarter 8 - July
Equipment, Supplies and Services	2013	2014	2014	2014	2014	2015	2015	2015	TOTAL

Equipment	$600,00	$10 000,00		$18 964,00	$10 000,00				$39 564,00
		$650,00	$700,00	$600,00	$450,00				$2 400,00
Supplies	$1 000,00	$500,00	$1 500,00		$500,00	$1 500,00	$500,00		$5 500,00
		$5 000,00	$500,00		$5 000,00	$2 000,00			$12 500,00
		$2 000,00			$1 000,00				$3 000,00
Other	$3 000,00	$1 000,00	$1760,00	$1 000,00	$3 000,00	$1 000,00	$3 000,00	$1 000,00	$14 760,00
									$-

SUBTOTAL -ESS	$4 600,00	$19 150,00	$4460,00	$20 564,00	$19 950,00	$4 500,00	$3 500,00	$1 000,00	$77 724,00

	Quarter 1 - October	Quarter 2 - January	Quarter 3 - April	Quarter 4 - July	Quarter 5 - October	Quarter 6 - January	Quarter 7 - April	Quarter 8 - July
Travel [TR]	2013	2014	2014	2014	2014	2015	2015	2015	TOTAL

International Transportation		$3 000,00		$-	$-		$3 500,00	$-	$6 500,00
Domestic Transportation	$1 000,00		$1000,00			$1 000,00			$3 000,00
Other Travel Expenses		$2 000,00				$2 000,00			$4 000,00
GENERAL TRAVEL EXPENSES									$-
									$-

SUBTOTAL - TR	$1 000,00	$5 000,00	$1000,00	$-	$-	$3 000,00	$3 500,00	$-	$13 500,00

	Quarter 1 - October	Quarter 2 - January	Quarter 3 - April	Quarter 4 - July	Quarter 5 - October	Quarter 6 - January	Quarter 7 - April	Quarter 8 - July
Institutional Support [IS]	2013	2014	2014	2014	2014	2015	2015	2015	TOTAL

KIPT overhead	$1 852,00	$1 852,00	$1 852,00	$1 852,00	$1 852,00	$1 852,00	$1 852,00	$1 852,00	$14 816,00
$-
SUBTOTAL - IS	$1 852,00	$1 852,00	$1 852,00	$1 852,00	$1 852,00	$1 852,00	$1 852,00	$1 852,00	$14 816,00

TOTAL PROJECT EXPENSES

Individual Financial Support [IFS]	$93 960,00
Materials and Services [ESS]	$77 724,00
Travel [TR]	$13 500,00
Institutional Support [IS]	$14 816,00

TOTAL	$200 000,00

FOCUS Project Agreement	September 27, 2013	Page 6 of 16

ATTACHMENT C:
INVOICING AND PAYMENT

1.
Initiation of Project Support by Recipient.  Recipient will initiate the provision of Project Support by submitting to CRDF invoices or request forms in a format provided by CRDF. Invoices or requests must be submitted to the Agreement Officer or his/her designee.

2.
Payments.  Recipient will receive payment for allowable Eligible Costs on a cost-reimbursable basis or as otherwise authorized by the Sponsor or as otherwise specified herein and in accordance with the Budget. All expenses must be documented with appropriate receipts and invoices. Payments will be made in reimbursement to Recipient, unless specifically authorized in advance.

3.
Method of Payment.  CRDF reserves the right, in its sole discretion, to determine the method of payment, and to decline any request received that is inconsistent with the terms of this Agreement or in violation of CRDF procedures or Sponsor guidelines.

4.
Payment by Electronic Funds Transfer.  To the extent possible CRDF attempts to make payment to individuals, organizations and vendors via electronic funds transfer. CRDF will make best efforts to minimize transfer fees applied by financial institutions involved in the funds transfer process. However, CRDF is not liable for transfer fees applied by intermediary financial institutions; such costs must be borne by Recipient.

5.
Overpayments, Erroneous or Duplicate Payments.  If Recipient becomes aware of an overpayment, an erroneous payment, or a duplicate payment, Recipient shall immediately notify CRDF in writing and request instructions for handling the matter.

6.
Final Payment.  As required by the Standard Provision entitled “Closeout,” CRDF will require the submission of a Final Invoice for the Agreement, marked accordingly, as soon as possible after the end of the Agreement Period. Recipient acknowledges the importance of timely submission and the fact that undue delay in furnishing the required Final Invoice may prejudice payment in whole or in part. CRDF may pay the Final Invoice amount provided that the Recipient has [a] successfully completed performance of all of its obligations under the Agreement and [b] furnished an acceptable release of claims against and liabilities and obligations of CRDF, its officers, agents and employees, arising under or relating to the Agreement.

FOCUS Project Agreement	September 27, 2013	Page 7 of 16

ATTACHMENT D:
CRDF STANDARD PROVISIONS (AUGUST 2010)

1.
Relationship.  The Parties are separate organizations operating independently in connection with the Agreement. Neither Party has the authority to create obligations on behalf of the other. Each shall make this fact clear to all third parties with which it deals.

2.
Key Personnel.  Project Directors and other Project Personnel are subject to Sponsor approval prior to initial assignment and any replacement. Approval is hereby provided for Project Personnel specifically named in Article 8 of the Basic Agreement Terms. Departure of one or more Key Personnel, or his/her/their repeated or extended absence from the Project, may be cause for termination of the Agreement by CRDF.

3.
Goods and Services.  Goods and services purchased by the Recipient with funds provided under this Agreement must be specifically identified in the Budget or approved by CRDF on a case-by-case basis after the Effective Date. Such items must be procured competitively to the extent practicable, at reasonable prices, from responsible sources selected fairly in a manner unimpaired by conflicts of interest or other malpractices. Receipt and proper use for activities within the scope of Project must be fully documented. Recipient may hold title to goods that it purchases pursuant to this Article or that are donated by CRDF, but it shall use them only for the purposes of the Project unless otherwise approved. Items over $5,000 or local currency equivalent per unit acquisition cost shall be reported to CRDF and disposition instructions requested when the items are no longer needed for such purposes.

4.
Approvals.  All Agreement approvals must be in writing and requested by Recipient from CRDF sufficiently before the desired action to permit due consideration, consultation and decision. If it is not possible to obtain prior written approval within such time frame, CRDF may ratify the action after the fact, but is not obligated to do so. Recipient understands that approval requests may take time to process and may not always be granted. All decisions may be subject to Sponsor approval.

5.
Financial Management System.  Recognizing the importance of properly managing Project Support, the Recipient agrees to maintain a financial management system that will enable it to comply with all applicable Agreement requirements, including, but not limited to, the following minimum standards:

[a] Provides accurate, current and complete financial information about activities funded under Agreement.

[b] Maintains records that adequately identify Project Support and the purposes for which they are used; supports accounting records with source documentation such as cancelled checks, paid bills, payrolls, and time and attendance records.

[c] Applies internal controls that yield effective control over and accountability for all cash, property and other assets under the Agreement, safeguards such assets, and ensures that the assets are used only for authorized purposes.

[d] Enables Recipient to compare actual expenditures with the Budget.

[e] Screens out costs that are not eligible for reimbursement under the Agreement.

[f] Includes procedures to ensure that invoices and requests for Project Support are issued only when the funds/support are actually needed for Project purposes.

FOCUS Project Agreement	September 27, 2013	Page 8 of 16

[g] Enables financial information such as expenditures in comparison to Budget figures to be related to performance data.

Recipient agrees that CRDF, the Sponsor or their representatives may review Recipient’s financial management system at any time to determine whether it complies with the above requirements.

6.
Individual Financial Support (IFS).  Payments to individual Project Personnel will be made, to the extent possible, directly to bank accounts designated by CRDF for the benefit of the individual in accordance with current CRDF procedures.

7.
Equipment.  Items over $1,000 or local currency equivalent per unit acquisition cost and with a usable life of longer than one year shall be defined as Equipment. Purchase of Equipment and other property is subject to the following provisions:

a.	No Equipment other than items identified in the Budget may be acquired under this Agreement without the express written approval of the Agreement Officer.

b.
All Equipment and other property acquired under this Agreement must remain available to and be used for the Project, and may not be sold, leased, mortgaged or otherwise transferred, or used for any non-Project purpose, be located and maintained at the premises of the Recipient and remain accessible for viewing, examination or audit unless CRDF agrees otherwise in writing.

c.
Unless otherwise stipulated Equipment and other physical property received by the Recipient or Collaborator under this Agreement is supplied in the capacity of technical assistance and is transferred to the Recipient.

d.	Title to Equipment and other property acquired under this Agreement will vest in the Recipient.

e.	Use of any Equipment or other property acquired under this Agreement by military end-users or for military purposes is expressly prohibited.

f.
The Recipient shall ensure that all Equipment and other property provided under this Agreement is maintained in a manner consistent with its specifications and reasonable care, security and maintenance.

g.
In the event this Agreement is terminated for cause or the Recipient is in material breach thereof, CRDF may, at its sole discretion, require that any Equipment and property acquired under this Agreement be returned to CRDF or transferred to a third party as directed by CRDF.  The shipping costs related to the return or transfer of the Equipment and property will be borne by CRDF.

h.
Within thirty days of receipt of Equipment, Recipient will prepare and return to CRDF an itemized receiving report, signed by an authorized representative, confirming receipt in apparent good order and working condition and registration of the Equipment on the Recipient’s balance sheet.  The report will be in a form to be provided by CRDF.

8.	Travel. All travel undertaken by Recipient must be authorized in writing by the Agreement Officer at least 10 business days in advance and is subject to the following provisions:

a.	Travel Allowances (meals, incidentals & lodging expenses) may not exceed current US government rates unless otherwise approved by the Sponsor or provided for in Section E.

b.
All air transportation purchased must be at the “lowest logical airfare.” “Lowest logical airfare”is defined as the lowest cost alternative that accommodates business commitments at the place of departure and travel destination.  Premium-, Business-class and first-class tickets are not allowable expenses under this Agreement unless approved by the Sponsor or provided for in Section E of this Agreement.

c.	Traveler’s medical insurance is required for the duration of each trip.performance of the Project shall be governed by the relevant provisions of the existing agreement period.

FOCUS Project Agreement	September 27, 2013	Page 9 of 16

9.
Intellectual Property.   The ownership and disposition of Intellectual Property conceived or developed in performance of the Project shall be governed by the relevant provisions of the existing agreement between the Recipient and the Sponsor. CRDF makes no claim to any Intellectual Property conceived or first developed in the performance of the Project.

10.
Integrity and Ethics.  At all times during the Agreement Period, both in expending Project Support as well as in its other activities, Recipient shall adhere to the highest standards of integrity and ethics. Without prejudice to the generality of the foregoing, Recipient shall ensure that it has not provided or offered, and will not provide or offer, any corrupt, prohibited, unethical or even unseemly payment or other benefit directly or indirectly to CRDF, any government official(s), or any agent or representative of either of the foregoing.

The Recipient shall have in place established policies and procedures for the identification, reporting and investigation of research misconduct. Any potential incidents of research misconduct that, if valid, would cast significant doubt on the validity of the research results resulting under the Project shall be reported promptly, in writing, to CRDF.

11.	Conflicts of Interest. All Recipients shall adhere to the highest ethical standards in all matters related to this Agreement, and shall assure that the Project Personnel adhere to those standards.

For purposes of this Article—

“Conflict of Interest” means a family or other personal relationship, a business or financial interest, or any other relationship, interest or activity that

(i) impairs (or might impair) his/her objectivity in performing his/her obligations under this Agreement;

(ii) makes him/her unable to render impartial assistance or advice under this Agreement; or

(iii) gives him/her an unfair competitive advantage.

“Interest” means a relationship of any kind from which a person or organization derives (or might derive) pecuniary or in-kind benefits.

No Recipient or Project Personnel may participate in any decision involving the obligation of Project funds or the use or disposition of Project funds if he/she knows, or reasonably should know, that such participation involves an actual or potential Conflict or Interest, or the appearance of such a Conflict of Interest.

To implement this requirement the Recipient will:

Disclose promptly to CRDF and the Sponsor any close family relationship or interest that may constitute or create a Conflict of Interest or the appearance of a Conflict of Interest;

o Refrain from participating in, and from using his/her personal influence in connection with,decisions where such participation may involve a Conflict of Interest or the appearance of a Conflict of Interest except:

To provide information when requested, or

To provide information known to him/her indicating that a proposed or existing transaction could be contrary to this policy.

FOCUS Project Agreement	September 27, 2013	Page 10 of 16

o Refrain from dealing on behalf of CRDF with organizations or persons on transactions involving the obligation of Project Support or the use thereof except after full disclosure and with the express written authorization of the Agreement Officer.

o Assure that Project Personnel comply with the requirements of this Article.

The Recipient will monitor its relationships and interests, and those of the Project Personnel, on an ongoing basis and will report any relationships or interests that might violate the provisions of this Article.

12.
Whistleblower Policy. It is the policy of CRDF Global that grantees, vendors and contractors are encouraged and expected to report possible violations of laws, rules and regulations, as well as fraudulent or dishonest use or misuse of CRDF Global resources or property, violations of CRDF Globals conflict of interest policy and other serious misconduct. Reports may be made directly to CRDF Global management (who can be contacted via the main CRDF Global website www.crdfglobal.org or via the Global Compliance hotline available at https://crdfglobal.altertline.com/gcs/welcome?locale=en. All information will be treated confidentially and all complaints will be investigated by CRDF Global management and regularly reported to the Audit Committee of the Board of Directors. CRDF Global will not retaliate, nor will CRDF Globaltolerate retaliation by any of its employees, against any grantee, vendor or contractor who makes a good faith report pursuant to this policy; even if an investigation shows that there has not been a violation.

13.
Confidential Information.  Confidential information, as used in this Agreement, means: 1) information or data of a personal nature about an individual or 2) information or data submitted by or pertaining to the Recipient, the Sponsor, Secondary Collaborators, subcontractors, subawardees or CRDF.

Information may be further identified as “business-confidential” if (1) a person having the information may derive an economic benefit from it or obtain a competitive advantage over those who do not have it, (2) the information is not generally known or publicly available from other sources, and (3) the owner of the information has not previously made it available without imposing in a timely manner an obligation to keep it confidential.

In the event that information identified in a timely fashion as confidential or business-confidential is furnished or created under the award, Recipient and Project Personnel shall protect such information in accordance with applicable laws, regulations, and administrative or internal practice.

All aspects of this Agreement, except its financial aspects and information specifically designated as confidential in accordance with the provisions set forth in this Agreement, are considered accessible to the public.  Confidential information, as defined in (1) and (2) above, shall not be disclosed without the prior written consent of the Recipient, Project Personnel, the Sponsor or CRDF as appropriate.

Whenever the Recipient is uncertain with regard to the proper handling of material under the Project, or if the material in question is confidential information subject to this Agreement, Recipient shall obtain a written determination from the Agreement Officer prior to any release, disclosure, dissemination, or publication.

In addition to the types of confidential information described above, information which might require special consideration with regard to the timing of its disclosure may derive from studies or research, during which public disclosure of preliminary invalidated findings could create erroneous conclusions which might threaten public health or safety if acted upon.

Written advance notice of at least forty-five (45) days will be provided to the Agreement Officer of Recipient’s intent to release findings of studies or research, which have the possibility of adverse effects on the public, CRDF or the Sponsor.  If the Agreement Officer does not pose any objections in writing within the forty-five (45) day period, Recipient may proceed with disclosure.

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14.
Debarment and Other Responsibility Matters.  By signing this Agreement, the Recipient certifies that neither it nor any individual Project Personnel is presently debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded from activities subject to the debarment or suspension, by any US Federal, State, or local department or agency. Recipient is responsible for notifying CRDF immediately in writing if it or individual Project Personnel becomes debarred, suspended, declared ineligible or voluntarily excluded from activities to subject to debarment or suspension or is proposed for debarment.

15.
Compliance with Law.  In performing its duties under the Agreement, Recipient shall ensure that it strictly complies with all applicable laws and mandatory public policies (including, but not limited to, those relating to corporate operations, taxation, employment and the environment), and shall be solely responsible for all costs, risks and delays resulting from doing so, or the failure to do so. The Recipient further acknowledges that, when applicable, it has the responsibility to obtain export licenses, or other export authority as may be required, with respect to activities undertaken in connection with this Agreement.

16.
Foreign Taxes and Related Considerations. Funds provided under this Agreement may not be used to pay any customs, duties, taxes, fees or other such levies and costs incurred within the territory of the Recipient’s country unless otherwise authorized by the Agreement Officer. Recipient shall inform CRDF immediately, in writing, of any tax or duty imposed on funds or materials provided by CRDF under this Agreement. Recipient shall comply with all applicable local tax regulations and reporting requirements, and Recipient may choose to seek advice from appropriate tax authorities or other professionals to ensure their compliance.

17.
Records. Recipient agrees [a] to keep complete records of all costs charged to the Agreement for at least three years after the Expiration Date or until such later date as any claim, audit or review begun before then is completed, and [b] to ensure that the foregoing are supported by adequate documentation.Records shall be kept in accordance with formally prescribed generally accepted accounting principles. Timely, unrestricted access to records shall be provided to CRDF, the Sponsor or their representatives to make audits, examinations, excerpts, transcripts and copies for as long as the records are kept. Timely and reasonable access to Recipient personnel for interviews and discussions related to such records shall also be ensured.

18.
Monitoring and Evaluation. CRDF may appropriately monitor and evaluate (“M&E”) the financial and programmatic progress of Agreement activities. Recipient agrees to cooperate with all reasonable requests for assistance in connection with such M&E, including but not limited to facilitating site visits, providing records or other information pertinent to such activities. Recipient also agrees to prepare and submit required reports in a timely manner period.

19.
Audits.  At any time during or after the Agreement Period and/or closeout, CRDF reserves the right [a] for itself, the Sponsor, and/or their representatives to conduct limited-scope (agreed-upon procedures) audits of Agreement expenditures and other support; [b] to issue management decisions in response to any resulting finding(s); and [c] to adjust its records, and to require Recipient to adjust its records, in accordance with such decisions. CRDF also reserves the right to take such other measures as it may deem necessary, in its sole discretion, as a result of such audits and audit findings.

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20.	Human Subjects Research. [RESERVED]

21.	Animal Welfare. [RESERVED]

22.	Research Involving Recombinant DNA Molecules. [RESERVED]

23.
Terrorism.  As a material condition of receiving support under this Agreement, Recipient accepts the obligation to take all reasonable steps to prevent financing or any other form of material support being provided to terrorists and individuals and entities that provide support or services to, are owned or controlled by, act for or on behalf of, or are otherwise associated with terrorists. With prejudice to the generality of the foregoing, Recipient agrees to ensure that it does not engage in any transaction with or otherwise provide any financing or other material support to an individual or entity on the Specially Designated National (SDN) list issued by the Office of Foreign Assets Control of the US Treasury Department (http://www.treas.gov/offices/enforcement/ofac/sdn”). Recipient will also require all subrecipients, contractors and others with whom it deals under the Project to comply with this provision.

24.
Human Trafficking and Forced Labor.  During the Agreement Period, Recipient agrees not to engage in severe forms of human trafficking, procure a commercial sex act, or use forced labor in performance of the Agreement. Recipient further agrees to ensure that its employees and subrecipients observe the same requirement, and to disclose any information or allegations of violations that come to its attention; failure to comply with the requirements of this Article may result in unilateral termination of the Agreement by CRDF without penalty or further payment.

25.
Liability. Recipient agrees and shall require individual Project Personnel to agree that CRDF shall have no liability to the Recipient, Project Personnel or any other entity or person for any claims arising out of, or related to, the performance of this Agreement or the representations or warranties made by the Recipient and Project Personnel herein except if, and to the extent, due to the negligent, willful or intentional misconduct of CRDF, its officers, employees or agents. In addition, except as prohibited by applicable law, all parties to this Agreement assume their own respective liability that may be incurred, including attorney's fees, in defending any action as a result of performance under this Agreement to the extent such liability is a result of the party's negligent, willful or intentional misconduct. The Recipient is advised to take such steps as may be deemed necessary to insure or protect themselves, their employees and property.

26.	No Third-Party Beneficiary. Except as specifically set forth in this Agreement, this Agreement is not intended to create and does not create any rights in or benefits to any third party.

27.
Force Majeure. No party shall be liable for any failure to perform its obligations under this Agreement, if such failure results from any Acts of God, Acts of War, riot, civil unrest, flood, earthquake or other similar cause beyond such party’s reasonable control (including any mechanical, electronic or communications failure, but excluding failure caused by a party’s financial condition or negligence).

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A party experiencing a Force Majeure circumstance shall notify the other party(ies), in writing, as soon as possible describing the situation and its impact on the conduct of the Project. The term of this Agreement may be automatically extended by a period equivalent to the period of the force majeure. Should the force majeure situation make it impractical to continue with the execution of the Project, this Agreement may be terminated in accordance with the provisions of this Agreement.

28.
Suspension.  At any time during the Agreement Period, CRDF may suspend the Agreement for any reason for up to 60 days, or longer if deemed necessary. Suspension may be in whole or in part and shall be effective on the date stated in a written notice to Recipient. The notice will identify the type of action taken and instruct Recipient to cease incurring costs for Project activities, subject to any exceptions stated.

29.
Termination.  At any time during the Agreement Period, CRDF may take any one or more of the following actions: [a] unilaterally terminate the Agreement for convenience with fifteen days notice [b] unilaterally terminate the Agreement due to Recipient’s material breach or noncompliance with the terms and conditions of the Agreement, Recipient insolvency, or upon the direction of any cognizant government official or requirement of applicable law; [c] terminate by mutual agreement of the Parties; or [d] terminate at Recipient’s request. Termination shall be effective on the date stated in a written notice to Recipient. The notice will identify the type of action taken and instruct Recipient to cease incurring costs for Project activities, subject to any exceptions stated. Unilateral notices of termination(except for material breach/noncompliance by Recipient, government direction or requirement of law, in which cases CRDF shall have no further liability) will ask Recipient promptly to submit a claim for reimbursement of eligible costs incurred before the termination effective date.

30.
Resolution of Disputes.  The Parties will exert their best efforts to consult and resolve all issues in connection with the Agreement amicably, equitably and in a mutually satisfactorily manner. Issues that cannot be resolved by communications between the contact persons specified on the Cover Sheet will be reviewed by each Party’s senior management. Any remaining issues may be resolved by any agreed non-judicial procedure, absent agreement on which the sole recourse of either Party shall be the courts in the Commonwealth of Virginia, USA. Claims may not include losses, damages or other relief based on harm that could have been avoided or mitigated by reasonable actions of the claiming Party or any exemplary, consequential or punitive damages, however described.

31.
Governing Law.  This Agreement, its making and performance, and the surrounding facts and circumstances shall be interpreted in accordance with the laws in effect in the Commonwealth of Virginia, USA, without effect to its conflict-of-law rules.

32.	Amendments. The Agreement may only be modified by a written amendment signed by both Parties.

33.
Issuance in Multiple Languages. For explanatory purposes or for the sake of clarification, this Agreement and associated documents may be translated into one or more languages other than English. In the event of the existence of such translations, the English-language version shall serve as the definitive version determining the interpretation of any provision contained herein.

34.
 Closeout. To facilitate timely closeout of the Agreement, Recipient agrees to perform all of its Agreement obligations in a timely manner and to take all necessary and appropriate steps to assist CRDF in the closeout process. Closeout shall, in addition to such other steps as CRDF may reasonably request, follow standard CRDF procedures which include the following Recipient actions:  [a] liquidation of unliquidated obligations, [b] submission of a Final Invoice as applicable, [c] refund of unobligated balances, [d] accounting for and, if instructed by CRDF or the Sponsor, disposing of goods and other items procured with Project support; and [e] execution of an acceptable release.  Upon completion of closeout, CRDF will make any final payment due as approved by the Sponsor. Recipient agrees to complete any required closeout actions within 30 days after the Expiration Date unless an extension is granted by CRDF.

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35.
Refunds.  Recipient agrees to promptly refund to CRDF (1) upon request at any time, whether during or after the Agreement Period, or prior to or after closeout, any costs charged to the Agreement or uses of other Project Support that are determined to be ineligible in accordance with the terms and conditions of the Agreement; or (2) after the Expiration Date, any balance of Project Support not already expended or irrevocably obligated.

36.	Offsets. CRDF may deduct from any payment all or part of any amount, whether in connection with the Agreement or any other agreement, owed to it by Recipient.

37.	Non-Waiver. Failure of either or both Parties to enforce any Agreement provision(s) shall not be deemed a waiver or Amendment of the Agreement or a waiver of any prior or subsequent breach.

38.	Successors and Assigns. This Agreement shall insure to the benefit of and be binding on the Parties’ respective heirs, executors, administrators, successors and approved assigns.

39.
Assignment and Subagreements.  Recipient may not assign, subcontract, grant, subgrant or otherwise transfer any rights (including, but not limited to, claims and rights to receive payment) or obligations under the Agreement to any other person or entity without the written approval of the Sponsor and CRDF.

40.
Severability  Any Agreement provision(s) determined by a court or other competent authority to contravene applicable law or mandatory public policy will be rendered void or unenforceable only to the extent of such contravention; remaining provisions shall continue in full force and effect and be construed to implement the Parties’ intent to the maximum extent practicable.

41.
Publications. Unless otherwise provided in Section E, the Recipient is free to publish the results and findings of research performed under the Project. Unless otherwise specified in Section E all publications must acknowledge the support provided by the Sponsor.

FOCUS Project Agreement	September 27, 2013	Page 15 of 16

ATTACHMENT E
SPONSOR CONDITIONS & EXCEPTIONS

1.
Official Address. This Agreement is issued under the authority of the U.S. Civilian Research & Development Foundation, whose corporate headquarters is located at 1776 Wilson Boulevard, Suite 300, Arlington, VA 22209 USA.

{For use if CRDF Kyiv contact information is used on the cover sheet}

2.
Order of Precedence. The attached agreement, and all associated appendices, between {Sponsor} and the{Recipient} are hereby incorporated, in their entirety, to this Agreement. In the event of a conflict between CRDF agreement terms and the terms of the incorporated agreement, the terms of the incorporated agreement shall govern.

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